Exhibit 14

Puget Technologies, Inc.

A publicly held Nevada corporation subject to the reporting requirements f Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

Code of Business Conduct and Ethics and Whistleblower Policy

Adopted at the Special Meeting of Directors by Written Consent in Lieu of Meeting dated February 8, 2021, as authorized by Nevada Revised Statutes Section 78.0821, subject to ratification at the next meeting of shareholders.

Introduction:

Puget Technologies, Inc. (“Puget”) is committed to the highest standards of legal and ethical business conduct. This Code of Business Conduct and Ethics and Whistleblower Policy (the “Code”) summarizes the legal, ethical and regulatory standards that Puget must follow and is a reminder to its directors, officers and employees of the seriousness of that commitment. Compliance with this Code and high standards of business conduct is mandatory for every director, officer, employee, and consultant of Puget and its subsidiaries. This Code is intended to comply with the requirements of United States Securities and Exchange Commission (the “Commission”) Regulation S-K, Item 406.

As Puget reinitiates its active business operations as a holding Puget with diverse operating subsidiaries which may be domiciled in diverse state and countries it will be subject to a broad and dynamic range of rules, regulations, laws and local traditions with which it must strive to comply under sometimes conflicting and contradictory contexts. To help its directors, officers, consultants and employees understand what is expected of them and to carry out their responsibilities, Puget has created this Code. Its Compliance Officer will have the primary responsibility of overseeing adherence to the Code. Thomas Jaspers has been appointed as Puget’s initial Compliance Officer. You should address any questions to Mr. Jaspers and also, if appropriate, notify Puget’s independent director.

This Code is not intended to be a comprehensive guide to all of its policies or to all your responsibilities under law or regulation. It provides general parameters to help you resolve the ethical and legal issues you encounter in conducting its business. Think of this Code as a guideline, or a minimum requirement that must always be followed. If you have any questions about anything in the Code or appropriate actions in light of the Code, you may contact Puget’s Compliance Officer.

This Code should be read in conjunction with Puget’s other corporate policies as adopted from time to time. If you have questions about this Code, other Puget policies, or how to comply with the law in a certain situation, it is important that you immediately bring your questions to the Compliance Officer or any of Puget’s executive officers. If you are in or observe a situation that you believe may violate or lead to a violation of this Code, you should refer to Section D of this Code for guidance on how to report questionable behavior.

Anyone who violates the standards of this Code will be subject to disciplinary action. Such action may include immediate termination of employment.

For the purpose of this Code the term “Puget” should be interpreted to apply to Puget Technologies, Inc., (a Nevada corporation) and the terms “Puget,” “its,” “us” and similar terms refer to Puget and the terms “you” and “your” refer to the directors, officers, employees, and consultants of Puget.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; Telephone: 1 561 2108535; Email: info@ pugettechnologies.com
Website: https://www.pugettechnologies.com/

A.       Compliance with All Laws, Rules and Regulations

Puget requires that all of its directors, officers, employees, and consultants strictly adhere to all applicable local, state and federal laws. If you have questions about what laws Puget are subject to, or about how to comply with certain laws, it is important that you alert an officer of Puget to your question. Puget rely on you not only to act ethically, but also to assist your fellow employees, consultants and management in following the law.

When appropriate, Puget will provide information and training to promote compliance with laws, rules and regulations, including insider-trading laws.

B.       Ethical Conduct, Conflicts of Interest and Related Party Transactions

Puget’s employees, consultants, officers and directors are expected to make or participate in business decisions and actions based on the best interests of Puget as a whole, and not based on personal relationships or personal gain. A “conflict of interest” exists when a person’s private interest interferes in any way with the interest of Puget, or even when a private interest creates an appearance of impropriety. A conflict situation can arise when you have interests that make it difficult for you to perform your work objectively, or when a director, officer, employee, or consultant receives improper personal benefits as a result of his or her position with Puget.

It is almost always a conflict of interest for a Puget employee or consultant to work simultaneously for a competitor, customer or supplier.

It is also almost always a conflict of interest for a full-time Puget employee to have a second job elsewhere, whether or not with a competitor, customer or supplier unless you have notified the president of Puget of the second job, and the president approves.

You should avoid any relationship that would cause a conflict of interest with your duties and responsibilities at Puget. All directors, officers, employees, and consultants are expected to disclose to management any situations that may involve potentially inappropriate or improper conflicts of interests affecting them personally or affecting other directors, officers, employees, and consultants or those with whom Puget conduct business.

Members of Puget’s Board of Directors have a special responsibility to Puget and to its stockholders. To avoid conflicts of interest, directors are required to disclose to their fellow directors any personal interest they may have in a transaction being considered by the Board of Directors and, when appropriate, to recuse themselves from any decision involving a conflict of interest. Unless and until such responsibility is delegated to a committee of the Board of Directors, the Board of Directors as a whole is charged with reviewing and approving all related party transactions and potential conflict of interest situations. Waivers of a conflict of interest or this Code involving executive officers and directors require approval by the Board of Directors. Any such waiver will be disclosed to its stockholders within four business days, along with the reasons for the waiver, through the filing of a Form 8-K. Any discovery of a potential or existing conflict of interest should be immediately disclosed to management in accordance with the procedures set forth in Section D of this Code.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; Telephone: 1 561 2108535; Email: info@ pugettechnologies.com
Website: https://www.pugettechnologies.com/

C.       Its Commitment to Full, Fair, Accurate, Timely and Plain English Disclosure

As a publicly held company, it is critical that Puget’s filings with the Commission be complete, timely and accurate in all material respects. At Puget, all its employees, consultants, officers and directors are charged with the responsibility of providing management with accurate and complete information to assure Puget are complying with its public disclosure requirements and its commitment to its stockholders.

Commensurate with such special duties, all executive officers, directors, consultants and employees each agree that he or she will:

1.	Act honestly and ethically in the performance of their duties at Puget, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the Commission or used in other public communications by Puget.

3.	Comply with applicable rules and regulations of federal, state, provincial, departmental, local and overseas governments, as well as those of other appropriate private and public regulatory agencies that affect the conduct of Puget’s business and Puget’s financial reporting.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

5.	Respect the confidentiality of information acquired in the course of one’s work, except when authorized or otherwise legally obligated to disclose such information. Further, confidential information acquired in the course of performing one’s duties for Puget will not be used for personal advantage.

6.	Share knowledge and maintain skills relevant to carrying out the member’s duties within Puget.

7.	Proactively promote and set an example of ethical behavior as a responsible partner among peers and colleagues in the work environment and community.

8.	Achieve responsible use of and control over all assets and resources of Puget to which they are entrusted.

9.	Promptly bring to the attention of Puget’s Compliance Officer any information concerning (a) any conduct believed to be a violation of law or business ethics, or this Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict, (b) significant deficiencies in the design or operation of internal controls which could adversely affect Puget’s ability to record, process, summarize and report financial data, (c) any fraud, whether or not material, that involves management or other employees or consultants who have a significant role in Puget’s financial reporting, disclosures or internal controls, and (d), any inappropriate or offensive interpersonal conduct.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; Telephone: 1 561 2108535; Email: info@ pugettechnologies.com
Website: https://www.pugettechnologies.com/

D.       Puget’s Enforcement Mechanisms and Open Door Policy on Reporting Violations

Puget’s employees and consultants are encouraged to talk to senior management about observed illegal or unethical behavior and to ask questions when in doubt as to how to comply with this Code, its policies, and the law. Any person who has complaints or concerns about Puget’s accounting, internal accounting controls or auditing matters, who becomes aware of questionable accounting or auditing matters, or who becomes aware of any violation by any person of law or Puget policies, is strongly encouraged to report such matters to the Compliance Officer.

To protect persons reporting questionable behavior, it is the policy of Puget not to allow retaliation for reports of misconduct by others made in good faith by its employees or consultants. Further, employees, consultants, officers and directors, are expected to cooperate and be forthcoming with information during an internal or regulatory investigation of misconduct. Any employee, consultant, officer or director may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

In order to facilitate a complete investigation, employees, consultants, directors and officers should be prepared to provide as many details as possible, including a description of the questionable practice or behavior, the names of any persons involved, the names of possible witnesses, dates, times, places and any other available details. Puget encourages all employees and consultants with complaints or concerns to come forward with information and prohibits retaliation against employees and consultants raising concerns. Nonetheless, if an employee or consultant feels more comfortable doing so, reports may be made confidentially and/or anonymously to the Compliance Officer or to the Board of Directors.

At Puget, everyone is expected to work as a team to ensure prompt and consistent action against violations of this Code or applicable laws. To establish clear and objective standards for compliance and a fair process by which to determine violations, this procedure should be followed:

1.	Gather Facts. In the event some behavior or action raises a question as to your own or someone else’s compliance with this Code, the first step is to collect all available facts, as time permits.

2.	Clarify the Circumstances at Issue. In most situations, there is shared responsibility. It may help to get others involved to discuss a perceived problem.

3.	Discuss the Problem with Management. This is your most basic responsibility. If you have a concern, discuss it with its Compliance Officer.

4.	You May Report Violations in Confidence Without Fear of Retaliation. If the situation requires that your identity be kept secret, your anonymity will be protected to the extent permitted by law.

5.	Ask First, Then Act. If you are unsure of what to do in any situation, seek guidance before you act.

Given the broad scope of this Code, violations may occur in differing degrees. In most cases, management is charged with enforcement of this Code. In other cases, a committee of the Board of Directors may be involved. To ensure consistency, management will take the following steps when it receives information that there has been a violation of this Code and/or the law:

Reports Related to Financial Practices: Complaints, questions or concerns related to its financial practices should be addressed to its Compliance Officer.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; Telephone: 1 561 2108535; Email: info@ pugettechnologies.com
Website: https://www.pugettechnologies.com/

Questions Related to General Business Practices: If after reviewing a complaint or question, management reasonably believes a material violation of this Code may have occurred, management will either begin an internal investigation, or where appropriate, engage the services of an independent, outside professional to conduct an investigation. If the results of an investigation indicate that a violation of the Code and/or the law has occurred, management will take appropriate disciplinary action. Such disciplinary action, which may include termination of employment, will take into account the seriousness of the violation, whether the conduct was willful or inadvertent, applicable laws related to employee rights, and general industry standards.

E.       Confidentiality and Corporate Assets

Puget’s directors, officers, consultants and employees are entrusted with its confidential information and with the confidential information of its business partners. This information may include: (1) technical or other information about current and future projects or endeavors; (2) business or marketing plans or projections; (3) earnings and other internal financial data; (4) personnel information; (5) lists of current, past and potential customers, clients, patients or business partners; and (6) other non-public information that, if disclosed, might be of use to its competitors, or harmful to its business partners. This information is its property, or the property of its business partners, and in many cases was developed at great expense. Unless authorized by written approval or required by applicable law, its directors, officers, consultants and employees shall not:

1.	Discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

2.	Use confidential information for illegitimate business purposes or for personal gain.

3.	Disclose confidential information to unauthorized third parties.

4.	Use Puget property or resources for any personal benefit or the personal benefit of anyone else. Puget’s property includes, without limitation, Puget’s internet, email and voicemail services, which should be used only for business related activities, and which may be monitored by Puget at any time without notice.

F.       Hedging of Puget’s Securities

Section 955 of the Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14(j) to the Exchange Act which requires each issuer (including Puget) to disclose whether any employee, consultant, officer or member of the Board of Directors, or any designee of any employee, consultant, officer or board member, is permitted to purchase hedges on Puget’s securities—that is, financial instruments that are designed to hedge or offset against any decrease in the market price for Puget’s securities. The Board of Directors has concluded that it is inappropriate for employees, consultants, officers or members of the Board of Directors, or any designee of such persons, to purchase hedges.

G.       Acknowledgement.

Each employee, consultant, officer, and director of Puget must acknowledge that he or she has received a copy of this Code of Ethics and has reviewed this Code of Ethics. This acknowledgement will be maintained in Puget’s files.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; Telephone: 1 561 2108535; Email: info@ pugettechnologies.com
Website: https://www.pugettechnologies.com/

The foregoing is hereby certified as being the true, accurate and complete corporate code of ethics adopted at Puget’s special meeting of the Board of Directors held by written consent in lieu of meeting, as permitted by Nevada Revised Statutes Section 78.0821, on the 8th day of February, 2021.

By:
Hermann Burckhardt, President and Director
{Corporate Seal}
Attest:
Thomas Jaspers, Secretary and Director

Messrs. Burckhardt and Jaspers being the sole currently elected and serving members of Puget’s Board of Directors

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; Telephone: 1 561 2108535; Email: info@ pugettechnologies.com
Website: https://www.pugettechnologies.com/